EXHIBIT 16

                                                   [LOGO - ARTHUR ANDERSEN]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


May 31, 2002


Dear Sir or Madam:

We have read the first three paragraphs in Item 4 included in the Form 8-K dated May 31, 2002 of Stirling Cooke Brown Holdings Limited, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




/s/ Arthur Andersen LLP
----------------------------
Arthur Andersen LLP





cc:  Stephen A. Crane
     Chairman, President and Chief Executive Officer